EXHIBIT 10.1

July 17th, 2012

Terms and Conditions for 195-Day Extension of 10% Senior Subordinated Convertible Promissory Note

This letter serves as our proposal to offer a 195-day extension for the $3,000,000 Senior Subordinated Convertible Promissory Note that was due on June 30th, 2012. St. Cloud Capital Partners II, LP ("St. Cloud") shall provide a 195-day extension, terminating on January 31st, 2013 at 5 PM EDT, subject to the satisfactory acceptance and execution of the terms and conditions listed below.

1.
St. Cloud shall immediately receive payment on all outstanding interest and expenses owed. In addition, St. Cloud shall be entitled to receive any expenses in connection with costs to collect on its Note per Section 15 of the $3,000,000 Senior Subordinated Convertible Promissory Note Agreement.

2.	St. Cloud shall receive a $1,200,000 payment to reduce the principal amount of its Note.

3.
Security Interest:
National Holdings Corporation ("NHLD") shall grant a general security interest in certain assets of NHLD. St. Cloud shall be authorized to file a UCC-1 and, if required to perfect such security interest, NHLD shall deliver share certificates. The security interest shall expressly include:

(a)	A pledge of all assets and equity associated with National Asset Management, Inc. in conjunction with all necessary regulatory approvals and authorizations.
(b)
In the event that NHLD fails to make payment on the Note by the maturity date of January 31st, 2013 and fails to cure within 5 business days from this date, NHLD shall not impede St. Cloud's efforts to initiate "friendly foreclosure" proceedings.

4.	National Securities Growth Partners, LLC ("NSGP"):
(a)
NSGP shall extend the maturity date of its 6% Subordinated Convertible Promissory Note by 195 days, so that the variance in the maturity date with that of St. Cloud's Note is always equal to a minimum of 6 months.

(b)	NSGP shall invest $2,000,000 into NHLD under such terms and conditions as shall be agreed to by and between NSGP and the Board of Directors of NHLD.
(c)
NSGP shall assist management of NHLD in the timely filing with FINRA of the necessary forms for compliance with NASD Rule 1017 to cover the $6 million total investment with qualified investors within 60 days of executing this proposal. NSGP shall use their best efforts to raise and invest the additional $4,000,000 into NHLD during the term of this extension in order to bring the total of new capital invested by NSGP and others to $10 million. New qualified investors need not necessarily invest through NSGP.

5.
Mark Goldwasser and Lenny Sokolow accept NSGP's already-instituted compensation reductions for NHLD's Management as not triggering penalty payments in their respective employment agreements. Mr. Goldwasser shall remain CEO and Mr. Sokolow shall become a consultant to the Company, remain a member of the board and remain non-executive Vice Chairman of the Board if this is permissible under law. Upon execution of this extension agreement, Robert Fagenson and Mark Klein shall share the roles of Co-Executive Chairmen and assume active roles in day-to-day management as part of the Executive Management Committee comprised of Mr. Goldwasser, Mr. Fagenson and Mr. Klein.

6.
Within 60 days of executing this proposal, NHLD shall set forth a plan for a potential longer term rollover extension of St. Cloud's Note, which encompasses additional elements such as convertibility, modifications, etc. Within this 60-day period, NHLD shall continue its timely efforts to reconcile the capitalization through continuing negotiations for warrant conversion and any other modifications necessary for a more unified and simplified structure.

Please review all the terms and conditions listed above. If the terms and conditions set forth herein are acceptable, please evidence your acceptance of this proposal by executing where indicated. Please return a signed copy of this proposal no later than 5 PM PDT this Tuesday, July 17th, 2012, after which this proposal in its entirety shall expire. As a courtesy, we remind you that pursuant to Section 8(c) of St. Cloud's Senior Subordinated Convertible Promissory Note Agreement, the failure of NHLD to make any installment of principal when due or interest within five (5) business days of written notice constitutes an Event of Default. In the Event of Default, we shall exercise any and all rights, powers or remedies, including foreclosure proceedings on all assets and equity of NHLD and its existing subsidiaries.

Please feel free to contact us anytime if you have any questions. Thank you.

Sincerely,

/s/ Robert Lautz
Robert Lautz
Managing Member
SCGP II, LLC

/s/ Robert Lautz
Robert Lautz
Managing Member
SCGP II, LLC

/s/ Mark Goldwasser
Mark Goldwasser
Chief Executive Officer
National Holdings Corporation

/s/ Robert Fagenson
Robert Fagenson
Managing Member
National Securities Growth Partners, LLC

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